Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
PP&L TRANSITION BOND COMPANY LLC

  The name of the limited liability company is PP&L Transition Bond Company LLC.

  The Certificate of Formation of the limited liability company hereby is amended as follows:

  The name of the limited liability company is PPL Transition Bond Company, LLC.

  This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation of PP&L Transition Bond Company LLC this 29th day of February, 2000.

PP&L TRANSITION BOND COMPANY LLC

By: PPL ELECTRIC UTILITIES
CORPORATION
Sole Member

By:_/s/ James E. Abel
Name: James E. Abel
Title: Vice President-Finance and Treasurer